Exhibit 10.27
June 16, 2010
Meredith Calvert
Callidus Software, Inc.
9050 Capital of Texas Hwy North
Suite 260
Austin, TX 78759
Dear Meredith:
Congratulations on your new position as Senior Vice President, Customer Support and Services effective June 18, 2010, reporting to Leslie Stretch, President and Chief Executive Officer.
Your starting salary will be $200,000.00 per year, which equals $16,666.67 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 60% of your base salary which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. As a further incentive, we will recommend to the Board of Directors that you be granted a non-qualified option (the “Option”) to purchase 75,000 shares of Callidus Software Inc. common stock subject to the terms and conditions of the Company’s stock plan, and the Company’s policies and procedures. Such Option shall be granted effective as of the last trading day of a month in which no trading restrictions or trading freeze are in place under the Company’s Insider Trading Policy in accordance with the Company’s Equity Award Administration Policy currently in effect (Administration Policy), which in this case is expected to be the last trading day of July 2010 (the “Grant Date”).The Option shall vest over a period of four years in equal monthly installments and shall have an exercise price equal to the fair market value of Callidus common stock on the Grant Date, determined in accordance with the 2003 Stock Incentive Plan, as amended.
In addition, we will recommend to the Board that you be awarded 35,000 shares of Callidus common stock in the form of restricted stock units (the “RSU”), subject to the terms and conditions of the Company’s 2003 Stock Incentive Plan and the Company’s policies and procedures.
Such RSU shall be awarded effective on the last trading day of a month in which no trading restrictions or trading freeze are in place under the Company’s Insider Trading Policy in accordance with the Administration Policy, which is expected to be the last trading day of July 2010 (“Award Date”); and the RSU shall vest over a period of three years in quarterly installments on the Company’s standard vesting dates which are the on the last trading days of each January, April, July and October.
Vesting of the Option and RSU are each subject to your continued employment with the Company on each applicable vesting date.
As a new member of executive management, we will also recommend to the Board that you be classified as a Section 16 officer of Callidus, and that you should therefore be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You will need to execute and return these agreements to me for them to become effective.

The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7-month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.
Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
Welcome to the Executive Team!
Sincerely,
/s/ Leslie Stretch

Leslie Stretch
President and Chief Executive Officer
Callidus Software Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Meredith Calvert	6/16/10
Signature of Meredith Calvert	Date